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     For period ending 09-30-96
     File Number 811-5853
     Sub-Item 77.O



     77.O.  Transactions effected pursuant to Rule 10f-3.

                      The following information relates to the sole transaction effected by Heritage Income Trust pursuant to Rule 10f-3 during the annual period September 30, 1996:

     Security:                                  Trump Atlantic City

     Date of purchase:                          4/11/96

     Date offering commenced:                   4/11/96

     Purchase price:                            $100.00

     Commission:                                $0.03 (3.0%)

     Securities acquired from:                  Donaldson, Lufkin & Jenrette
                                                Securities, Corp.

     Amount purchased:                          $500,000

     Total Offering:                            $1.2 billion
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